EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces Second Quarter 2006
Financial Results
Second Quarter Net Income of $10.7 Million, or $0.34 Per Diluted Share, Up 22 Percent Over
Second Quarter 2005 Net Income of $8.8 Million, or $0.28 Per Diluted Share

NEW YORK CITY, August 24, 2006 — Tarragon Corporation (Nasdaq: TARR), a leading urban homebuilder specializing in the development and marketing of high-density residential communities, today announced its financial results for the second quarter ended June 30, 2006.
Second Quarter Financial Results
     Consolidated revenue for the second quarter of 2006 was $146.7 million, up 61 percent from $91.4 million in the same period of 2005. The increase was due principally to consolidated homebuilding sales, which totaled $122.3 million, up 77 percent from $69.1 million in the second quarter of 2005.
     Homebuilding sales, including revenue from unconsolidated properties, were $143.1 million in the second quarter of 2006, up from $133.3 million in the same period of 2005.
     Income from continuing operations was $8.4 million in the second quarter of 2006, compared to $8.0 million in the same period of 2005.

     Net income for the second quarter of 2006 was $10.7 million, or $0.34 per diluted share, up 22 percent from $8.8 million, or $0.28 per diluted share, in the second quarter of 2005. Included in the second quarter of 2006 is a $2.7 million expense associated with the write off of costs incurred for projects that have been cancelled.
Six-Month Financial Results
     Consolidated revenue for the first six months of 2006 was $260.8 million, up 47 percent from $176.9 million in the same period of 2005. Homebuilding sales, including revenue from unconsolidated properties, were $255.0 million in the first six months of 2006 compared to $253.4 million in the same period of 2005.
     Income from continuing operations during the first six months of 2006 was $19.0 million compared to $19.4 million in the same period of 2005. Net income for the first six months of 2006 was down 6 percent to $28.6 million, or $0.90 per diluted share, compared to $30.4 million, or $0.98 per diluted share, in the comparable period of 2005.
     Tarragon Chairman and CEO William S. Friedman commented, “Strong, higher-margin sales during the second quarter in our New Jersey communities, such as One Hudson Park in Edgewater and 1100 Adams in Hoboken, have helped to offset the weakness in many of our Florida condominium conversions, to produce revenue and net income that were substantially higher than the 2005 quarter. However, we expect the soft demand in the southeast markets, with lower margins resulting from increased carrying and marketing costs, to continue to apply pressure on our earnings. As a result, we are lowering our 2006 guidance for income from continuing operations per diluted share to $2.10 to $2.40. We expect net income, including discontinued operations, of $2.60 to $2.90 per diluted share.
     Mr. Friedman continued, “Our outlook for 2007 remains solid because, in addition to completing the sellout of several profitable conversions from our rental portfolio, we expect significant profit from higher-margin properties now under construction, particularly in New Jersey. We believe our focus on unique waterfront developments meeting the demand from the growing number of non-traditional households and increased development of rental housing will help to insulate our operations from the conditions now impacting the broader market for residential real estate. Assuming a continuation of current market conditions, we expect net income in 2007 to at least equal that of 2006. Of particular importance, most of our condominium conversion sales are at communities where we have been selling for some time and have either paid off or substantially reduced the original acquisition financing. At June 30, the ratio of fully funded debt to total estimated sellout of our active conversions was 43 percent. Accordingly, each dollar of sales produces substantial free cash flow, giving us the financial flexibility we need to run our business, pay down debt and take advantage of opportunities.”
Sales, Orders and Backlog
     In the second quarter of 2006, the Company recorded sales of 650 homes representing $143.1 million compared with 539 homes for $133.3 million in the second quarter of 2005.
     In the second quarter of 2006 the Company wrote 379 net new orders totaling $96.4 million at an average sale price of $254,000, compared with 1,186 net new orders totaling $295 million for the same period in 2005 at an average sale price of $249,000.
     At the end of the second quarter of 2006, the Company’s backlog, excluding land development, was $250 million representing 772 homes compared with $459 million at the end of the second quarter of 2005 representing 1,684 homes. The average contract price was $323,000 at June 30, 2006 compared to $273,000 at June 30, 2005.
     Mr. Friedman, commenting on the changing market, noted, “The reduction in the number of new orders and backlog from a year ago is a reflection of the unprecedented condominium conversion market of 2005. Our conversion rate of traffic to contract averaged over 13 percent in 2005 compared to a more normal 6 percent so far in 2006 as homebuyers have resumed their traditionally cautious and methodical decision-making process. Our current backlog’s average price per home of $323,000, up 19 percent from a year ago, reflects the introduction of more and higher-priced new construction, mainly in the Northeast, and the fact that we are now closing more conversion units in the South than we sell.”
     Mr. Friedman concluded, “We have completed an extensive analysis of our condominium conversion projects and have identified five communities which will be operated as rental properties until we see a clear indication that the market has improved. We believe these communities represent the best product in the best locations, which will make them highly marketable when buyer demand returns.”
Active Projects
     At June 30, 2006, Tarragon’s active for-sale communities (including backlog) totaled 6,358 homes in 40 communities, representing about $2.0 billion in projected revenue, compared to 7,518 homes representing $2.1 billion in projected revenue at June 30, 2005.
     The $2.0 billion of active for-sale developments as of June 30, 2006 is comprised of 42 percent condominium conversions, 38 percent mid and high-rise buildings, 19 percent townhomes and 1 percent land development. These communities are projected to generate gross margins of 14 percent, 26 percent, 21 percent, and 11 percent, respectively — overall a 20 percent average gross margin on the remaining inventory in the active projects is expected.
     During the second quarter of 2006, Tarragon started construction on two for-sale and four rental communities representing more than 1,800 homes.
Development Pipeline
     The Company’s homebuilding pipeline at the end of the second quarter of 2006, which is comprised of sites owned or controlled by the Company not yet included in active developments, totaled nearly 6,000 homes in 26 communities compared to the year-ago level of 7,067 homes in 20 communities. In the second quarter of 2006 the Company added 3 projects to its homebuilding pipeline representing 1,440 homes.
     Based on estimated, potential revenue, 17 percent of the development pipeline comes from condominium conversions, 24 percent from mid and high-rise development, 12 percent from townhome communities and 47 percent from mixed residential and commercial communities. Tarragon has an 86 percent, weighted-average ownership interest in the development pipeline.
     “We will continue our strategy of building high-density urban homes largely targeted to non-traditional households,” said Mr. Friedman. “We have adhered to our strict underwriting criteria and have in some cases renegotiated terms and in others walked away from contracts and written off pursuit costs. In addition to pursuing for-sale developments we have substantially increased the amount of new rental development we are undertaking. This year we will begin or complete the lease-up of nearly 900 new rental units in Connecticut, New Jersey, Florida and Tennessee while starting construction on about 1,200 units in Houston, Texas, Nashville, Tennessee and Hartford, Connecticut. This opportunistic approach to the homebuilding business, coupled with our high quality, residential property management platform, allows us to undertake projects that have multiple exit strategies mitigating risk while giving us the flexibility to take advantage of shifting market conditions.”

Investment Division
     The Investment Division, comprising 8,565 apartments as of June 30, 2006, had net operating income for the second quarter of $11.9 million, down 17 percent from the previous year’s $14.4 million from 11,508 apartments. The reduction is due primarily to the sale of approximately 3,000 apartments over the past 15 months as part of the capital redeployment program announced in early 2005. Same store apartment net operating income increased 9.5 percent to $9.6 million from the second quarter of 2005, driven by a 1 percent increase in occupancy to 94 percent from 93 percent in 2005 and a 2.4 percent increase in rents.
     For the first six months of 2006, as a result of the property sales Investment Division net operating income decreased 27.5 percent to $22.6 million. However, same store net operating income increased 5.1 percent to $18.5 million from $17.6 million in the same period 2005. Average same store occupancy during the first six months of 2006 was 94.4 percent, up from 93 percent a year ago.
Capital Redeployment Program
     In the second quarter of 2006, the Company sold one apartment community and one commercial property, generating $3.5 million in net cash proceeds and $2.9 million in pre-tax gains.
Share Repurchase Program
     During the second quarter of 2006 the Company repurchased 708,804 shares at an average price of $14.31 per share.
2006 Guidance
     The Company anticipates $2.10 to $2.40 of income from continuing operations per diluted share in 2006, based on current market and sales trends and the impact of the Ansonia consolidation.
NASDAQ Determination Notice
     As a result of the delayed filing of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2006, Tarragon has received a Nasdaq Staff Determination notice stating that the Company’s stock is subject to delisting from the NASDAQ Global Select Market. We intend to file the Form 10-Q later today, and will file, as soon as practicable, amendments to other periodic reports filed with the Securities and Exchange

Commission for the periods beginning January 1, 2004 to reflect the restatements previously announced. We are confident that these filings will bring the Company into compliance once again with Nasdaq listing requirements.
Results Conference Call
     A conference call to discuss the results for the second quarter ended June 30, 2006, will take place on Thursday, August 24, at 10:30 a.m. ET. The call will be broadcast live over the Internet, which may be accessed by visiting the Company’s web site at www.tarragoncorp.com. Participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 7 days, through 11:00 p.m. ET on Thursday, August 31, 2006.
About Tarragon Corporation
     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com
Forward-looking Statements
     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR-E
TABLES FOLLOW
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TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$146,739	$91,362	$260,773	$176,896
Expenses	125,590	78,713	214,263	147,853

Other income and expenses:
Equity in income of partnerships and joint ventures	919	7,886	2,064	15,956
Minority interests in income of consolidated partnerships and joint ventures	(611)	(739)	(894)	(1,573)
Interest income	119	157	312	299
Interest expense	(8,184)	(7,185)	(17,653)	(14,296)
Gain on sale of real estate	—	342	—	2,571

Income from continuing operations before income taxes	13,392	13,110	30,339	32,000
Income tax expense	(5,022)	(5,125)	(11,377)	(12,525)

Income from continuing operations	8,370	7,985	18,962	19,475
Discontinued operations, net of income taxes
Income from operations	485	816	458	1,904
Gain on sale of real estate	1,811	—	9,149	8,986

Net income	10,666	8,801	28,569	30,365
Dividends on cumulative preferred stock	(195)	(225)	(402)	(449)

Net income allocable to common stockholders	$10,471	$8,576	$28,167	$29,916

Earnings per common share Income from continuing operations allocable to common stockholders	$0.29	$0.32	$0.65	$0.79
Discontinued operations	0.08	0.03	0.34	0.45

Net income allocable to common stockholders	$0.37	$0.35	$0.99	$1.24

Earnings per common share — assuming dilution Income from continuing operations allocable to common stockholders	$0.27	$0.25	$0.60	$0.64
Discontinued operations	0.07	0.03	0.30	0.34

Net income allocable to common stockholders	$0.34	$0.28	$0.90	$0.98

Homebuilding Division
Operating Statements

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2006		2005		2006		2005
Homebuilding sales	$143,105	100%	$133,330	100%	$254,981	100%	$253,376	100%
Cost of homebuilding sales	(119,396)	(83)%	(102,052)	(76)%	(206,827)	(81)%	(186,479)	(74)%

Gross profit on homebuilding sales	23,709	17%	31,278	24%	48,154	19%	66,897	26%
Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(374)	—	(408)	—	(486)	—	(1,216)	—
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(799)	(1)%	(10,885)	(8)%	(1,530)	(1)%	(21,573)	(8)%
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(46)	—	(487)	—	(133)	—	(1,433)	(1)%
Additional costs attributable to profits recognized by the investment division on intercompany sales	(1,746)	(1)%	—	—	(5,825)	(2)%	(519)	—

	20,744	15%	19,498	16%	40,180	16%	42,156	17%
Other income and expenses:
Net income (loss) from rental operations	(899)	(1)%	250	—	(1,318)	—	(477)	—
Mortgage banking net income	236	—	—	—	465	—	—	—
General and administrative expenses	(8,396)	(5)%	(3,349)	(3)%	(13,544)	(5)%	(7,396)	(3)%
Other corporate items	16	—	30	—	49	—	206	—
Prepayment penalty on early retirement of debt in connection with condominium conversion	—	—	—	—	(1,639)	(1)%	—	—
Gain on sale of real estate	—	—	—	—	—	—	2,229	1%

Income before taxes	$11,701	9%	$16,429	13%	$24,193	10%	$36,718	15%

Reconciliation of total homebuilding sales revenue for Homebuilding Division to consolidated homebuilding sales revenue:
Total homebuilding sales revenue	$143,105		$133,330		$254,981		$253,376
Less: homebuilding sales revenue of unconsolidated partnerships and joint ventures	(20,805)		(64,202)		(43,491)		(120,658)

Consolidated homebuilding sales revenue	$122,300		$69,128		$211,490		$132,718